Exhibit 99.1
Sensient Announces New $350 Million Revolver
MILWAUKEE, Apr 07, 2011 (BUSINESS WIRE) —
Sensient Technologies Corporation (NYSE: SXT) announced today that it has completed a new five-year $350 million revolving credit facility, with nine banks participating in the transaction. The facility will be used for general corporate purposes.
“This facility provides Sensient with access to ample liquidity for the next five years,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “The transaction was significantly oversubscribed and we are very pleased with the support from our bank group.”
Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The Company’s customers include major international manufacturers representing most of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient.com
SOURCE: Sensient Technologies Corporation
Sensient Technologies Corporation
Dick Hobbs, 414-347-3836